EXETER RESOURCE CORPORATION

and

COGNITO LIMITED

and

ROWEN LIMITED

OPTION TO PURCHASE, ACQUISITION

AND

JOINT VENTURE AGREEMENT

JANUARY, 2003

#

Index

RECITALS

3

OPERATIVE PROVISIONS

3

1.

DEFINITIONS AND INTERPRETATION

4

1.1

Definitions

4

1.2

Interpretation

8

2.

CONDITIONS PRECEDENT

9

3.

GRANT OF OPTION AND SOLE AND EXCLUSIVE

RIGHT TO EXPLORE

9

4.

EARNING OF EXETER’S INTEREST

10

5.

ROWEN’S ELECTION

12

6.

EXPENDITURE COMMITMENT

13

7.

RESTRUCTURING AND ASSIGNMENT

13

8.

WITHDRAWAL AND TERMINATION

14

9.

MAINTENANCE OF COGNITO AND THE PROPERTIES

14

10.

PROJECT FINANCING

15

11.

JOINT VENTURE AREA

16

12.

JOINT VENTURE AGREEMENT

16

13.

RIGHTS AND OBLIGATIONS

19

14.

OPERATIONS AND JOINT VENTURE COMMITTEE

19

15.

AUDIT

21

16.

CONFIDENTIALITY

21

17.

FORCE MAJEURE

22

18.

NOTICES

22

19.

RELATIONSHIP OF PARTIES

23

20.

NEWS RELEASES/REPORTS

23

21.

FURTHER ASSURANCES

24

22.

GOVERNING LAW AND JURISDICTION

24

23.

ENTIRE AGREEMENT

24

24.

NON MERGER

24

25.

VARIATION

24

26.

AUTHORITY

24

27.

SEVERABILITY

25

28.

DISPUTE RESOLUTION

25

29.

ACKNOWLEDGMENT

25

THIS AGREEMENT is made on this eighteenth day of January, 2003

Between:

Cognito Limited, a company incorporated in the British Virgin Islands with registration number 378602, with its registered office at P.O. Box 371, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands. (referred to as "Cognito", which expression shall include, wherever the context permits, its successors and permitted assigns).

                                                                                     Of the first part

And:

Rowen Limited of 1712 Natwest Tower, Times Square, 1 Matheson St., Hong Kong. (referred to as "Rowen", which expression shall include, wherever the context permits, its successors and permitted assigns).

                                                                                     Of the second part

And:

Exeter Resource Corporation, a company incorporated in Canada with registration no. 274106 , with its registered office Suite 2103, 808 Nelson St., Vancouver, British Columbia, V6Z 2H2, Canada, or its legal nominee (referred to as "Exeter", which expression shall include, wherever the context permits, its successors and permitted assigns).

                                                                                       Of the third part

RECITALS

Whereas:

A.

Rowen has agreed to sell a 50% interest in Cognito to Exeter, on the terms and conditions herein contained.

B.

Exeter has agreed to accept 50% of the issued shares in Cognito Limited for the issuance of 800,000 shares in Exeter to Rowen.

C.

Exeter has agreed to fund a two stage Joint Venture Program, to manage and carry out exploration and feasibility studies for Minerals within the Properties on the terms and conditions set out

D.

Rowen and Exeter have agreed that upon completion of the two stage program including a Bankable Feasibility Study, Exeter will have earned its fifty percent (50%) legal and beneficial interest in Cognito, such earn-in to be satisfied when Exeter shall have expended US$3,000,000 in accordance with Clause 4.2.

E.

This Agreement is intended to regulate:

(i)

The initial purchase of the Option requiring a payment of 800,000 shares  in Exeter for Exeter’s 50% equity in Cognito;

(ii)

The parties’ obligations to make certain payments in respect of the Properties, and to maintain Properties and the Carotti Option Agreement and this Agreement in good standing;

(iii)

Exeter's obligations to fund Exploration during the Stage 1 Program and then, to confirm its interest in Cognito, to proceed to fund the Stage 2 Program, thereafter;

(iv)

the arrangements and agreements between the parties governing the earn in period, sole funding, joint funding, management of activities and any resulting joint venture.

OPERATIVE PROVISIONS

1.

DEFINITIONS AND INTERPRETATION

1.1

Definitions

In this Agreement unless the contrary intention appears and the context requires otherwise the following words and expressions have the following meanings:

“Act” means the Argentine Mining Act, any renewals, modifications or amendments to it and rules and regulations made pursuant to it;

“Bankable Feasibility Study" means a positive study to determine the commercial feasibility of placing a Significant Orebody into commercial production in a form and content suitable for presentation to major banks and financial institutions which includes, but is not limited to;

(a)

the geophysical, geochemical, geological, aerial or other surveys necessary to provide a reasonable estimate of the quality and extent of the deposit;

(b)

the technical or assay reports necessary to evaluate any proposed method of extraction and processing;

(c)

the area required for optimum development of the orebody or deposit;

(d)

a mine construction program setting out the descriptions of the work, permits, equipment, facilities, supplies and types of mines required to bring the prospective orebody or deposits into production and sufficient to enable preparation of tender documents, and the estimated costs or a schedule of expenditures by year of the costs necessary to bring the project into production;

(e)

details of a proposed annual program for initial development of the deposit;

(f)

details of the full requirements necessary to obtain an Environmental Compliance Certificate including a plan for any reclamation of any mining area within the Properties as required by law and the estimated costs which may include an approved Environmental Impact Assessment if required by the Act;

(g)

conclusions and recommendations regarding the commercial and economic feasibility and timing for bringing the prospective orebody or deposits into production, taking into account items (a) to (f) above;

(h)

other information which banking or other financial institutions familiar with the mining business might reasonably require in order to make a decision regarding lending funds sufficient to construct and operate the proposed mine with security based solely on the reserves and mine described;

(i)

those matters required by the Act; and

(j)

does not require independent preparation, but must be signed off by Competent Persons as defined by the Australasian Code for Reporting of Identified Mineral Resources and Ore Reserves;

“Bureau” means the Bureau of Mines in Mendoza Province, Argentina;

“Business Day” means a day on which trading banks are open for business in Vancouver;

“Carotti Option Agreement” means that extant agreement between Cognito and Sr. Martin Carotti for an option to earn a 75%-100% equity interest in the Properties covering the La Cabeza Project.

“Closing Date” means the day of approval of this agreement by the Toronto Stock Exchange.

"Confidential Information" means all information particularised, detailed, identified or referred to in the data to be provided to Exeter or which prior to the date of this Agreement has been provided to Exeter whether written, oral or otherwise or generated during the term of this Agreement, of whatever nature which relates to the Joint Venture Area, including, without limiting the generality of the foregoing, surveys, maps, mosaics, aerial photographs, electromagnetic tapes, sketches, memoranda, rock samples, geophysical, geochemical and drill maps, logs, sampling and assay reports, notes and other relevant data, including arrangements and agreements with third parties and concepts, except information which:

(a)

is in the public domain as at the date of this Agreement;

(b)

after the date of this Agreement becomes in the public domain through no fault of Exeter; or

(c)

after the date of this Agreement becomes in the public domain other than by breach of this Agreement;

“Decision to Mine” means a decision to proceed with a proposal to carry out mining in accordance with a Bankable Feasibility Study on a Significant Orebody;

“Effective Date” means the date of this Agreement;

“Exploration Expenditure” means any cost incurred in exploration on the Joint Venture Area including but not limited to prefeasibility and feasibility studies, a pilot plant, any drill-related cost of any type, drill rig mobilisation and demobilisation, access and drill site preparation, field supervision of drilling and other work, payments to community groups, compensation to landowners (but excluding the cost of the acquisition of land prior to Exeter earning a 50% Participating Interest), field living expenses (such as motels, hotels or caravan accommodation and meals), replacement bonds on conversion from any mining titles (or fees associated therewith as the case may be), reasonable travel expenses of employees and contract personnel when travelling in connection with the Joint Venture Area, exploration vehicle expenses, geological mapping and sampling, geochemical and geophysical surveying, drafting, core logging and splitting, sample preparation, sample shipment, assaying, mineralogical studies, data plotting and handling, trenching, drifting, bulk sampling, ore reserve calculations, and any other additional studies the manager deems necessary pursuant to an approved program and budget; Exploration Expenditures include all statutory fees, occupation fees, rents and bonds incurred in maintaining the Joint Venture Area, Cognito (including all corporate costs) and the Carotti Option Agreement in accordance with Clause 9.1, an administrative overhead not exceeding 10% and all government fees and charges including but not limited to taxes, conversion fees, filing fees and any option payment provided for in this Agreement; Travel and accommodation costs outside Argentina shall be restricted to a reasonable level;

"Exploration" means all activities conducted towards the discovery, location and delineation of commercial ore bodies within the Joint Venture Area including completion of a Bankable Feasibility Study in accordance with the provisions of this Agreement;

“First Stage” means the period of twelve (12) months commencing from the Closing Date;

“Force Majeure” has that meaning ascribed to it in Clause 17;

“Free Carried Interest” means Rowen’s free equity entitlement or free Participating Interest without the need to contribute to expenditure until commencement of commercial production (as that expression is defined and is satisfied in project finance documentation applicable to the mine or ore is being consistently mined on a continuous basis at the rate projected in the Bankable Feasibility Study) of and in fifteen percent (15%) of the capital, equity or share in the ownership of the Project including all attendant rights to vote, to receive dividends or share in production by way of either fully paid shares in the capital of the Project entity or entities or equity in the Project or entity operating and owning same which shall not in any way be diminished or diluted by the organisation or development of commercial operations on the Project or the involvement directly or indirectly of any other entity in the Project or the Properties;

“Joint Venture Area” means the area of the Properties and any additional area acquired, granted, applied for, or transferred to Exeter or an associated or affiliated company of Exeter within 25 kilometers of external boundaries of the Properties.

“Minerals” has the meaning under the Act;

“Notice” means a notice given in accordance with the provisions of clause 18;

“Option” means the right granted in accordance with the provisions of section 3;

"Option Period" means the period of thirty six (36) months commencing on the Closing Date;

 “Participating Interest” means the respective percentage interest which each of the Exeter and Rowen will:

(a)

be obliged to contribute to expenditure;

(b)

participate in any unincorporated joint venture by which each shall be obliged to receive in kind and to dispose of for its own account out of Minerals derived from the Joint Venture Area;

(c)

participate in any unincorporated joint venture and as a tenant in common be the beneficial owner of an undivided share of  any of the Properties;

(a)

participate in any unincorporated joint venture and as a tenant in common be the beneficial owner of an undivided share of all other property or rights whether real or personal, acquired provided gained or developed under this Agreement or otherwise by the parties relating to the Project; and

(b)

participate in all other rights and liabilities in or arising out of this Agreement;

“Project” means

(i)

the Properties

(ii)

the Joint Venture Area;

(iii)

the Confidential Information

(iv)

all mine workings, exploration, prospecting, mining, processing and treatment plants, machinery and equipment, tools, vehicles, spare parts, consumable stores, ore stockpiles, mineral product in circuit and in residues in roasters, broken ore not in stockpiles and all mining, materials supply, power supply, water supply, maintenance or other contracts or agreements acquired, gained developed or entered into by or on behalf of the parties; and

(v)

all other property or rights of any description (including contractual rights, patents and other intellectual property rights), whether real or personal, acquired, gained or developed by or on behalf of the parties (other than those intellectual property rights held by the parties prior to the establishment of the joint venture) pursuant to this Agreement and saleable mineral product.

“Properties” means the titles detailed in Exhibit 2 and shown in Exhibit 3, and includes the exploration or mining permits, and contract areas pursuant to third party agreements (if any) and replacement or additional exploration or mining titles granted to or applied for under the terms of this Agreement by either Rowen, Cognito or Exeter from time to time;

“Significant Orebody” means a mineral orebody or orebodies which, on the basis of a Bankable Feasibility Study, contains proved ore reserves of not less than two hundred thousand (200,000) Gold Equivalent Ounces (as that term is generally defined and accepted in the mining industry).

“Stage 2” means the period during years two and three of the Option Period with work and expenditure requirements as detailed in Clause 4.2.

1.2

Interpretation

In this Agreement, unless the contrary intention appears:

(a)

a reference to this Agreement or another instrument includes any variation or replacement of either of them;

(b)

a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(c)

the singular includes the plural and vice versa;

(d)

the word “person” includes a firm, a body corporate, an unincorporated association or authority;

(e)

a reference to a person includes a reference to the person's executors, administrators, permitted successors or substitutes (including, but not limited to, persons taking by novation) and permitted assigns;

(f)

a deed, representation or warranty on the part of or in favour of two (2) or more persons binds or is for the benefit of them jointly and severally;

(g)

if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated excusive of that day;

(h)

a reference to a day is to be interpreted as a period of time commencing at midnight and ending 24 hours later;

(i)

if an act prescribed under this Agreement to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;

(j)

if an event must occur on a stipulated day which is not a business day then the stipulated day will be taken to be the next business day;

(k)

a reference to time is a reference to time in Vancouver;

(l)

references to recitals, clauses, annexures, exhibits and schedules are references to recitals, clauses, annexures, exhibits and schedules in and to this Agreement;

(m)

a reference to “$” or “dollars” means US dollars;

(n)

if a word or phrase is defined, cognate words or phrases have corresponding definitions.

2.

CONDITIONS PRECEDENT

a.1

Cognito holds an extant option over the La Cabeza Project in Argentina whereby it may earn a 75% to 100% interest in the Project

a.2

Rowen holds 100% of the shares of Cognito.

a.3

Exeter requires a 50% (fifty percent) equity in Cognito, and is willing to undertake and conform to the conditions herein to maintain that equity.

a.4

Rowen is willing to provide Exeter with 50% of the shares in Cognito, on payment of 800,000 shares in Exeter to the beneficiaries of Rowen, and provided Exeter agrees to the conditions herein.

a.5

Exeter endorses the Carotti Option Agreement attached as Exhibit 1, confirming it will conform to the terms of the agreement. In endorsing the Carotti Agreement, it has read and understood the terms of the Carotti Option Agreement, and will diligently work to execute a detailed agreement with the vendor, Carotti within the specified timeframe.

a.6

Exeter shall from the Commencement Date, as manager, conduct exploration for Minerals on the Properties during the Option Period and as provided in clause 3.

a.7

Following the Option Period, Exeter and Rowen will fund all further development of the Properties pro-rata according to their equities in Cognito.

a.8

This agreement is contingent on approval by the Toronto Stock Exchange (TSX).

3.

GRANT OF SOLE AND EXCLUSIVE RIGHT TO EXPLORE

a.1

In consideration of Exeter entering into the Option, Exeter must make payment to each of the beneficiaries of Rowen, Bryce Gordon Roxburgh and John Arnold Haggman  of  400,000 issued shares in Exeter (a total of  800,000 shares in Exeter) upon closing of this agreement. The shareholding in Exeter will be acquired by Roxburgh and Haggman  after the issuance of shares in Exeter for a Private Placement Financing to be completed simultaneously with the acquisition of the shares of Cognito (Part and Parcel).

a.2

Rowen will transfer 50% (5000) of the issued and outstanding shares in Cognito to Exeter.

a.3

Upon approval of the TSX of this agreement, share transfers in accordance with Clauses 3.1 and 3.2 shall be made without delay.

a.4

Cognito and Rowen grant to Exeter the sole and exclusive right to explore the Properties for all Minerals during the Option Period upon the following terms and conditions.

a.5

Exeter will use best efforts to raise finance spend not less than US$150,000 on Exploration during the First Stage.  If Exeter has not met its First Stage expenditure obligations as set out in this clause, this Agreement shall be terminated without notice.

a.6

In the event that Exeter does not agree to proceed to the Stage 2 Program, in accordance with clause 4, then Exeter will be deemed to have withdrawn from this Agreement, will transfer its equity interest in Cognito to Rowen free of cost to Rowen, and will cease to have any right, interest or obligations in respect of the Properties. This Agreement shall be terminated and Exeter shall deliver immediately to Rowen without charge all Confidential Information in Exeter’s possession or control which relates to the Exploration, evaluation or development of the Joint Venture Area which have been carried out by Exeter.

a.7

Exploration during the First Stage will be carried out by Exeter. During the First Stage, exploration shall include drilling, metallurgical testwork, and preliminary engineering and scoping/prefeasibility studies with costs of not less than US$150,000 to be incurred.

a.8

Whilst Exeter is conducting Exploration during the Option Period, Exeter shall be entitled to charge an administrative overhead charge of 10% of the aggregate of Exploration Expenditure excepting Exploration Expenditure incurred on individual contractual payments exceeding US$50,000.00, in which case, an overhead charge of 5% shall apply.  The administrative overhead charge shall be  accounted for in each quarterly expenditure report prepared by the Exeter and shall form part of Exeter’s expenditure under clauses 4.2.

a.9

Exeter and Rowen agree that the parties will review the amount of the administrative overhead and the allocation of the administrative overhead at the end of each expenditure year after the First Stage  whilst  Exeter is conducting the Exploration having regard to the operations, the actual Exploration Expenditure to date and the principle that neither party should be advantaged or disadvantaged by the imposition of the overhead but rather that the manager will recover its indirect costs.

a.10

During the Option Period, Exeter shall provide Rowen with quarterly status reports on exploration progress and Expenditure incurred within 60 days of the end of each quarter.

a.11

Rowen shall have the right upon reasonable notice to visit the Joint Venture Area (including any samples, core and site works) and to inspect  Exeter’s records during the  Option Period, and the costs of such shall be Exploration Expenditure.

4.

EARNING OF EXETER’S INTEREST

4.1

Before the expiration of the Stage 2, Exeter shall provide Rowen with a report on all Exploration  and Feasibility Studies conducted during the Option Period and the results thereof.

4.2

Exeter will earn its Participating Interest of fifty percent (50%) in the equity of Cognito by the expenditure of US$3 million (including a Bankable Feasibility Study) during the three (3) year period.  The parties agree that subject to the following provisions of this clause, the US$3 million may be spent and Exeter may confirm its 50% Participating Interest at any time within the three (3) year period.  In each of Years 2 and 3 at the commencement of the Year, Exeter shall commit to expend not less than US$500,000 during the following 12 month period.  Notwithstanding this annual commitment, Exeter agrees to a cumulative minimum expenditure as follows

Year 2 – US$650,000  (inclusive of  Stage 1 expenditure)

Year 3 – US$3.0 million (inclusive of a Bankable Feasibility Study)

Should Exeter expend an amount in any year or years which exceeds the cumulative minimum expenditure for that year/years such amount may be credited or carried forward against future year’s expenditure requirements.

4.3

During the First Stage,  Exeter shall spend a minimum of US$150,000 and undertake Exploration which shall include drilling of a minimum of  300 meters, and costs of redrafting and renewal of the Carotti-Cognito Agreement due November 28, 2002. Exeter shall continue to be the sole contributor to Exploration Expenditure until expenditure of US$3 million and it completes a Bankable Feasibility Study, whereupon the Participating Interests of the parties shall then be as follows:

Rowen:

50%

Exeter:

50%

4.6

The parties agree that upon Exeter confirming its Participating Interest and Rowen electing to contribute as hereinafter provided, a joint venture will be constituted between the parties (or their respective nominees) for the purposes of financing for the Joint Venture Area and if viable, the development and operation of a mine or mines thereon.  Whilst Exeter shall hold a 50% (fifty percent) Participating Interest (either directly or in consortium with a qualified related company pursuant to clauses 7.2 and 7.3), Exeter shall be the manager of the joint venture which will, subject to clause 12 hereof, be conducted pursuant to this Agreement.

a.1

Subject to clause 4.2 and where Exeter has exercised the Option,  Rowen and  Exeter acknowledge and agree that Exeter shall earn and acquire its 50% Participating Interest in the Joint Venture Area upon expenditure of US$3 million and in the event that Exeter shall fail to expend US$3 million within the three(3) years commencing on the exercise of the Option, Exeter shall be deemed to have withdrawn from this Agreement without earning any right or interest.

5.

ROWEN’S ELECTION

5.1

Once Exeter has earned a 50% Participating Interest as detailed in Section 4, it will provide to Rowen a copy of the proposed program and budget designed to finance development of the Properties.  Within 30 days of the delivery to Rowen of the proposed program and budget the parties shall convene a meeting to discuss the program and budget and thereafter within the following 90 days, Rowen may elect to either fund pro-rata its 50% share of costs or elect to reduce to a 15% Free Carried Interest in the Joint Venture Area.

5.2

If Rowen elects to fund its Participating Interest as provided in clauses 5.1 and thereafter fail to contribute to joint venture expenditure calls in accordance with its then Participating Interest, Exeter may contribute such funds and if it does so, the Rowen’s Participating Interest shall be reduced by dilution and Exeter’s Participating Interest shall be correspondingly increased.

5.7

If Exeter elects to proceed and to fund its Participating Interest as provided for in this section 5 and thereafter fails to contribute to joint venture expenditure whilst Rowen continues to contribute, then Exeter’s Participating Interest shall be reduced by dilution and the Rowen’s Participating Interest shall be correspondingly increased.

5.8

Dilution shall be effected in accordance with the following formula:

I =

A x 100

B

Where

I

=

the diluting party’s Participating Interest

A

=

the total of the actual and deemed contributions to joint venture expenditure by the diluting party

B

=

the total of the actual and deemed contributions to joint venture expenditure by all parties plus the amount of contributions which the diluting party has failed to contribute.

For the purposes of this of this Agreement Rowen shall be deemed to have contributed:

Where Exeter’s interest is 50%, US$3,000,000; or

Where Exeter has completed a Bankable Feasibility Study which has cost over US$3million, 50% of that amount actually contributed by Exeter to Exploration Expenditure to complete the Bankable Feasibility Study.

5.9

A diluted party may elect once, and once only, to recommence contribution to joint venture expenditure in proportion to its then diluted Participating Interest.  Such election may be made, and shall be effective from the earlier of:

(a)

the beginning of the next program and budget; or

(b)

when the diluting party’s Participating Interest has been diluted for the first time to five per cent (5%).

5.10

In the event that any party’s Participating Interest reduces to 5% and that party does not then contribute to its share of Exploration Expenditure so as to maintain its interest at 5%, then it shall be deemed to have withdrawn from the joint venture with no retained rights or interest and its Participating Interest shall be forfeited to the other party or parties and this Agreement or the Joint Venture agreement pursuant to clause 12, shall terminate.  The assumption by the other party of the liabilities of the party deemed to have withdrawn, and in particular that party’s contribution to further Exploration Expenditure, shall be sufficient consideration for the forfeiture to and the acquisition by the non-diluting (non-withdrawing) party of the residual Participating Interest of the diluting (withdrawing) party.

6.

EXPENDITURE COMMITMENT

6.1

Subject to the provisions of clause 4.2, Exeter may withdraw from this Agreement at any time during the Option Period upon giving Rowen ninety (90) days prior Notice provided that in the event exploration is being carried out at the time of withdrawal Exeter has met pro rata the cumulative minimum expenditure required on the Joint Venture Area to the time of notice; and the Joint Venture Area titles are in good standing so far as it is in Exeter’s power to ensure same.

7.

RESTRUCTURING AND ASSIGNMENT

a.1

The parties acknowledge that when Exeter has earned its 50% Participating Interest, or beforehand it may be necessary to enter into restructuring arrangements in relation to the ownership of the Properties, or the ownership of holders of the Properties, or a party or the parties may be required to assign its/their interest in the Project and the Properties to a related company in order to comply with the laws of the Republic of Argentina.  The parties agree that they will effect such changes and do such things as are reasonably required, and at Exeter’s cost during the earn-in period, or their own cost after the earn-in period, in order to be able to own (or have a related company own) an interest in the Properties and to participate (or have a related company participate) in the Project in accordance with their then Participating Interests.  The parties agree at Exeter’s cost (which cost shall be included in Exploration Expenditure) to do all things necessary in a timely manner to perfect the titles of the Properties.

a.2

Subject to the prior written consent of Rowen being obtained (which consent shall not be unreasonably withheld, but may be withheld based on any prospective transferee’s lack of financial standing or industry experience) Exeter may, subject to clause 7.3, assign part or all of its rights under this Agreement.  An assignment for the purposes of this clause includes the sale, transfer or other disposal or alienation of the issued share capital in Cognito.

a.1

Exeter shall be under an obligation to provide a deed from the proposed transferee or assignee (in a form satisfactory to Rowen) pursuant to which the transferee or assignee agrees to be bound by the terms of this Agreement and any transfer or assignment will have no force or affect until such executed deed is delivered to Rowen.  The Parties will cooperate with and assist one another with respect to any assignment or transfer of rights contemplated under this clause 7 with a view to the viability of the Project and its compliance with Argentine law.

a.2

Rowen shall be entitled to assign part or all of its rights under this Agreement on similar terms to those contained in clauses 7.2 and  7.3 during the Option Period, provided that Exeter shall have first right of refusal over that sale or assignment.  Rowen shall first show any offer for its shares in Cognito to Exeter, which offer shall be in writing. Exeter will then have 30 days to match or better that offer with an offer in writing. Exeter will then have 60 days to complete the transaction, and should that not be effected, Exeter will thenceforth lose all rights to the first right of refusal over Rowen’s equity in Cognito, and will pay all legal costs of Rowen associated with the failure to complete the transaction. This first right of refusal shall only be valid for the Option Period.

8.

WITHDRAWAL AND TERMINATION

8.1

Upon Exeter withdrawing from this Agreement (in accordance with clause 2.1, 3.3, 3.4, 4.2, or 6.1) or this Agreement terminating in accordance with its terms, Exeter will provide to Rowen all data and information in Exeter’s possession or control which relates to Exploration, evaluation or development which has been or is being carried out by Exeter on or in respect of the Joint Venture Area.

8.2

Upon such withdrawal or termination Exeter shall cease to have any right or interest in, or obligations in respect of the Participating Interest which shall be returned free of encumbrance within 30 days from the date of termination to Rowen. All costs of the transfer of Cognito shares back to Rowen shall be borne by Exeter.

8.3

Should either party default on any material obligation of this Agreement,  prior to Exeter having earned its Participating Interest the non-defaulting party shall give immediate Notice to the defaulting party of such default and the defaulting party shall have sixty (60) days from such Notice to rectify such default or in the event immediate rectification is not possible, to take substantial action towards rectification of such default.  Failure by the defaulting party to take any material remedial action within the sixty (60) day period may result in termination of this Agreement at the written election of the non defaulting party. and either party may elect in writing to have the matter determined by the Expert in accordance with clause 28.

9.

MAINTENANCE OF COGNITO AND THE PROPERTIES

a.1

During the Option Period, Exeter shall be responsible for the corporate maintenance of Cognito, and maintenance of its Carotti Option Agreement. All costs (without overheads) associated with these requirements may be credited towards Exploration Expenditure.

a.2

Exeter acknowledges that some of the fees for titles may have become due at an earlier date to the execution of this agreement for Files 461, 462, and 502 (although these are normally called for by the Provincial office of the Bureau of Mines and have not been called for as of this date), and that there may be penalties payable due to late payment. Exeter will pay the fees and any penalties and hold Cognito and Rowen blameless on this account. These fees and penalties are expected to be in the order of USD10,000.00. Any penalties in excess of USD10,000 paid by Exeter within six months of the date of this agreement shall be to the account of  Rowen. All Parties acknowledge that the mining regulations are not being effected to the full extent of the law by the Argentine provincial offices, and that it has been beneficial to delay payment of the mining lease application by encumbering with a penalty which may be in the order of 20%, whilst concurrently the Argentine currency has undergone significant depreciation over the past 12 months. Exeter reserves the right to delay payment beyond six (6) months if it is believed by the company that the Argentine currency will be subject to further serious devaluation or for any other valid reason at its discretion, but will make payment within the statutory period allowed after being called for payment by the provincial office. In this case, Rowen will not be subject to payments for the penalty in excess of USD10,000.

a.3

Whilst it is conducting Exploration, Exeter shall be solely responsible for ensuring that the Properties are held in good standing and will take all reasonable and necessary precautions and observe all covenants and obligations to ensure that, during the period of this Agreement, the Joint Venture Area is not rendered subject to forfeiture and each of Rowen and Exeter will give notice to the other if it becomes aware of any fact or circumstance which may materially impact upon the status of the Joint Venture Area.

a.4

Exeter and Rowen will consult with each other and seek in good faith to reach mutual agreement prior to making any compulsory surrender of part of the Joint Venture Area as may be required under the Act.  If the parties cannot agree, prior to Exeter having earned its interest, Rowen’s decision shall prevail.

9.3

Security deposits or bonds payable on the Joint Venture Area, if any, shall be borne by Exeter whilst it is sole contributing.  Thereafter the parties shall each contribute in accordance with their respective interests in the Joint Venture Area.  In the event of a withdrawal by Exeter, Exeter shall ensure Rowen has an opportunity to organise replacement bonds or security deposits before a refund is requested and in any event a refund shall not be requested before the expiration of the notice period for such withdrawal.

10.

PROJECT FINANCING

10.1

Where Rowen elects to contribute in accordance with clause 5.1 or in accordance with clause 5.4 and there is a Decision to Mine, Exeter as manager on behalf of both Exeter and Rowen shall use all reasonable endeavours to secure whole of project financing for the development of any mine or mines on the Joint Venture Area secured only to the extent of the Project and each parties’ Participating Interest.

10.2

Notwithstanding the provisions of clause 10.1, but subject to Exeter’s agreement to use best endeavours to secure whole of project financing for the development of any mine or mines on the Joint Venture Area where Rowen has the Free Carried Interest, Exeter shall not be required to provide completion guarantees for whole of project financing where such guarantee may give rise to Exeter incurring a project financing risk which is greater than its Participating Interest.

10.3

Where Rowen has not elected to convert to the Free Carried Interest or after the commencement of the commercial production, specific accommodation shall be given to Rowen as the non manager to provide time for Rowen to arrange financing based on project security in the event of any major expansion of development in excess of the planned Bankable Feasibility Study project.

11.

JOINT VENTURE AREA

11.1

Exeter acknowledges and agrees that the area of the Properties may be extended by the grant, acquisition or transfer of additional areas to Exeter or a subsidiary or associated company of Exeter, which where previously a part of or adjoining the Properties.  Whilst Exeter makes no representation as to increasing the Joint Venture Area, the Exeter intends to initiate a review of the possibilities of securing a greater Joint Venture Area.

11.2

Exeter and Rowen are prepared to co-operate with reviewing the merits of proceeding with any such claim to increase the Joint Venture Area and subject to each party electing to continue in writing, Exeter shall technically and financially provide support to progress such claim. Any such funding to be in addition to the Expenditure requirements set out in Section 4.

a.1

Exeter shall be entitled to earn its Participating Interest in any additional area which shall be included in the Joint Venture Area and shall be governed by the terms of this Agreement.

12.

JOINT VENTURE AGREEMENT

12.1

The parties acknowledge and agree that upon Exeter completing the farm-in in accordance with clause 4.5, the parties will have become parties to a joint venture for the exploration for and mining of the Minerals within the Joint Venture Area on the terms of this Agreement in accordance with their respective Participating Interest.  The parties will negotiate in good faith to agree and execute a more comprehensive joint venture agreement with respect to the Joint Venture Area and the parties will be associated with each other as joint venturers for the purpose of Exploration, development, mining, refining and treatment of Minerals from the Joint Venture Area.  Pending execution of the comprehensive joint venture agreement, the parties agree that this Agreement will regulate the terms and conditions of the Joint Venture.

12.2

The parties agree that the joint venture agreement will be drafted by the party which then acts as the joint venture manager or its nominated solicitor for review by the other party and the parties shall endeavour to execute such comprehensive Joint Venture Agreement within 90 days of  Rowen’s election as provided in clause 5.1.

12.3

The comprehensive joint venture agreement to replace this Agreement will include those matters generally contained in agreements of like nature based on industry standards incorporating where appropriate the terms of this Agreement and without limiting the generality of the foregoing contain, whether in a shareholders’ agreement or unincorporated joint venture agreement, the following:

(a)

Provision for the treatment of progressive rehabilitation as a normal operating cost;

(b)

Provision for the establishment of a rehabilitation fund to which the joint venturers shall be obliged to contribute during the life of the mine so as to ensure that adequate funds are available for final, post-closure rehabilitation;

(c)

Provision for the establishment of trust funds for the benefit of local communities;

(d)

Appointment of a manager and removal and replacement of the manager by the operating committee from time to time, provided that unless otherwise agreed Exeter is to be the manager;

(e)

Provision for the payment of a management fee to the manager in accordance with normal mining industry practice at that time;

(f)

Provision whereby the parties agree to indemnify the manager for all liability incurred by the manager to third parties, except that caused by the wilful default or gross negligence of the manager;

(g)

Formation of an operating committee comprising at least one representative of each of Exeter and Rowen, rules to govern its operation (including, without limitation, at least one representative to vote on behalf of and bind each participant, and all decisions to be taken by majority or special resolution vote) to be first convened within 14 days after the joint venture being formed. Should parties be deadlocked  and unable to agree after three working days of meeting, the Chairman shall have the casting vote. The Chairman shall be nominated during the first year after the Option Period by Exeter, and then shall be nominated by the other party for each alternate year thereafter;

(h)

The detailed procedure for the manager making calls on the parties for contribution to joint venture expenditure;

 (i)

Operating committee meetings each quarter and more frequently if required during development, and rights of each participant to call meetings of the operating committee on 14 days' notice;

(j)

Operating committee voting rights proportionate to the parties’ respective Participating Interest;

(k)

Approval of six-month programmes and budgets, and formulation of long term policy for the mining joint venture by the operating committee;

 (l)

Reasonable protection of any minority party;

(m)

Provision to finance development of the mining area on a Project basis, if possible, and to charge respective Participating Interests for that purpose or shareholdings;

(n)

Provision for securing mutual obligations by cross charging by the parties in favour of one another; and

(o)

Specific accommodation of Rowen, as the non manager to provide time for Rowen to arrange financing based on project security in the event of any major expansion of development in excess of the planned Bankable Feasibility Study development.

(p)

Insurances.

(q)

Provisions dealing with the manager’s liability for consequential loss and other losses suffered by the parties in situations involving negligence and in the absence of negligence.

(r)

Obligation on the joint venturers to contribute to budgets and mandatory offer to sell or other provisions to apply in case a participant fails to contribute;

(s)

Technical meetings in relation to Exploration operations to be held not less than every 3 months;

(t)

Rights and obligation to take mineral product in kind in shares proportionate to the joint venturers' respective Participating Interests;

(u)

Provisions to apply in case of default by any joint venturer including first ranking registered cross charges;

(v)

Right to audit;

(w)

Rights of inspection and access to Exploration results;

(x)

Rights to assign joint venture interests subject to:

(i)

prior consent of the other participant (not to be unreasonably withheld);

(ii)

the other participant having a pre-emptive right to acquire the joint venture interest with a prompt cash equivalent of any third party offer and consider the inclusion of pre-emptive rights applying to the sale, transfer or other disposal or alienation of the majority of the issued share capital in each participant (excluding on-market takeovers or mergers); and

(iii)

any proposed assignee entering into a deed of assumption in a form reasonably acceptable to the non-assigning party;

(y)

Limit on rights to mortgage or pledge joint venture interests;

(z)

Manager 's rights and obligations;

(aa)

Reasonable protection for any minority party in the event of major decisions such as disposal of assets, cessation of mining operations, care and maintenance of a mining operation, major developments and major expansions; and

(ab)

Usual industry standard dilution formula based on total expenditures and deemed expenditures to the date of Decision to Mine.

13.

RIGHTS AND OBLIGATIONS

13.1

During the initial stages of the farm-in whilst Exeter alone contributes to Exploration Expenditure, Exeter will be solely responsible for determining the manner in which Exploration funds are to be spent in accordance with approved programs and budgets.

13.2

Rowen and Exeter (Cognito) will conduct all activities on the Joint Venture Area in a good, safe and workmanlike manner and in accordance with the provisions of the Act, the terms of this Agreement and in accordance with generally accepted, good and prudent exploration and mining industry practice.

13.3

Rowen will provide to Exeter copies of all exploration data on the Joint Venture Area to assist Exeter in understanding the status of prior exploration of the Joint Venture Area at no cost.

13.4

Each party will endeavour to answer promptly any reasonable requests made by the other for information which it requires in order to:

(a)

make a decision under clause 5;

(b)

 report to a Relevant Authority and other government bodies.

Each Party will endeavour to give the other reasonable notice prior to a due date when making a request for information.

13.5

Exeter as manager will prepare and deliver no later than 60 Business Days following the end of each quarter a quarterly operations report for the previous quarter and no later than sixty (60) Business Days following the end of each year a comprehensive annual report including full details of Exploration Expenditure and any other expenditures during the year.

14.

OPERATIONS AND JOINT VENTURE COMMITTEE

14.1

An operations committee shall be established from the Effective Date to manage and control the Exploration Farm-in and upon Exeter earning its 50% Participating Interest a joint venture committee shall be established (hereinafter collectively referred to as the “Committee” and individually referred to as the “Operations Committee” and “Joint Venture Committee”).  The following conditions shall apply to the Operations and Joint Venture Committees:

(i)

Rowen and Exeter shall be entitled to appoint not more than two (2) members each.

(ii)

Each party may remove any member appointed by it and appoint another.  Notice of any appointment or removal shall be given to the other party.

(iii)

Each member may have an alternate to act for him/her.  An alternate shall be deemed a member of the Committee and shall be appointed and removed according to sub-clause (ii).

(iv)

Subject as hereinafter provided the quorum for each duly convened meeting of the Committee shall be two (2) members comprising one (1) member representing each of Exeter and Rowen.  If a quorum is not present within one (1) hour after the time appointed for the commencement of a meeting of the Committee, that meeting shall be adjourned to the same time and day of the next week at the same place.  If a quorum shall not be present within one (1) hour after the time appointed for the commencement of the adjourned meeting, the members’ representatives present at that meeting shall constitute a quorum.

(v)

The party which has a majority interest, or which is sole funding Exploration shall appoint a Chairman.  In the event of a deadlock in voting, the Chairman shall have a casting vote.

(i)

Subject to sub-clause (xiii) Rowen and Exeter shall each cast its votes as a block vote exercisable by one (1) member representing each party and decided by a simple majority with votes cast in accordance with Participating Interests.

(ii)

The Committee shall be able to make all decisions on the management of Exploration, including varying or vetoing any decision including a Decision to Mine, commitment, or other action of the manager, and direct the manager on the management and conduct of the Exploration and/or development.  The Committee shall also make all decisions relating to the acquisition, retention, or disposal of the joint venture assets and property.

(viii)

All decisions within the power of the Committee shall be binding on the parties.

(ix)

At all Committee meetings, a member shall act solely as the representative of the party which appointed him and shall have full power and authority to represent and bind such party.

(x)

If any Chairman or member shall be unable or unwilling to attend Committee meetings, the party who nominated him shall fill the vacancy.

(xi)

The first meeting of the Committee shall be held thirty (30) days after the Commencement Date to consider the manager’s program and budget for Exploration in the Joint Venture Area.  Thereafter the Committee shall meet quarterly, unless otherwise agreed by the parties.  Either party may instruct the Chairman to convene a meeting at any other time by notice in writing to him stating the matter to be considered, and the Chairman shall convene the meeting without delay.

(xii)

Each notice of a meeting shall include an itemised agenda and detailed back-up information prepared by the manager in the case of a regular meeting, or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all Participants.

(xiii)

If Rowen has elected to contribute in accordance with clause 5.1, a special resolution vote of  90% shall be required to pass a vote if it relates to:

(a)

incurring a debt in excess of US$100,000;

(b)

giving a guarantee;

(c)

delegation;

(d)

cessation of operations;

(e)

relinquishment;

(f)

acquisition of additional tenements or lands outside the Joint Venture Area;

(g)

sale of an asset of the Project valued at in excess of US$100,000;

15.

AUDIT

15.1

Each party will have the right at the end of each year of the Option Period upon giving 30 days’ Notice to the managing party to examine and audit (by a firm of chartered accountants within normal business hours) the Exploration Expenditure made by the managing party.  The costs associated with the conduct of the audit must be paid by the party requesting the audit.  The managing party will provide reasonable assistance to enable the other party to carry out the audit.

16.

CONFIDENTIALITY

16.1

All Confidential Information exchanged between Exeter and Rowen the currency of this Agreement is confidential and may not be disclosed during the term of this Agreement, or the joint venture agreement and for a further 1 year after the rescission, termination (except by Rowen upon a withdrawal by Exeter under clause 3.2 or 3.9), expiry or completion of same except:

(a)

to employees, legal advisers, auditors and other professional advisers requiring the information to properly advise the party concerned and under a duty of confidence; or

(b)

with the consent of the information provider; or

(c)

if the information was at the date of this Agreement lawfully in the possession of the party proposing to disclose it through sources other than the party who provided the information; or

(d)

as required by law or regulation, or rules of a stock exchange; or

(e)

if required in connection with legal proceedings relating to this Agreement or its  subject matter; or

(f)

if the information is generally and publicly available other than as a result of a breach of the provisions of this Agreement; or

(g)

to a bona fide potential assignee, farm-in party or lender who enters into a covenant to keep the information confidential in accordance with these provisions; or

(h)

to an “associate” within the meaning of the Corporations Law of Australia.

17.

FORCE MAJEURE

17.1

Obligations

If as a result of Force Majeure any party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish security, then the obligations of a party giving Notice of such event of Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period and the time for performance of obligations pursuant to this Agreement shall be extended for an equivalent period as the period of the Force Majeure.  Neither party will be entitled to the benefit of this section if the Force Majeure event is caused by lack of funds or by the negligence of the one claiming suspension.

17.2

Notice of Force Majeure Event

The party claiming Force Majeure shall Notify the other party of the Force Majeure situation within seven (7) days after the occurrence of the facts relied on and shall keep the other party informed of all significant developments.  Such Notice shall give reasonably full particulars of said Force Majeure and also estimate the period of time which said party will probably require to remedy the Force Majeure.

17.3

Mitigation of Force Majeure Event

The affected party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner, but shall not be obligated to settle any labour or landowner dispute except on terms acceptable to it and all such disputes shall be handled within the sole discretion of the affected party. For the purposes of this clause, “affected party” means either Rowen or Exeter.

17.4

Definition of Force Majeure

For the purposes of this Agreement, “Force Majeure” means any event or circumstance beyond the reasonable control of the party concerned and which by exercise of due diligence, such party is not reasonably able to prevent or overcome including without limitation, failure of the Bureau to issue appropriate title within a reasonable or normal time, claims by indigenous peoples, denial of access to the Joint Venture Area, activities by non-government organisations, municipal or local governments, and other groups, acts of war,  insurrection, violence or threatened violence, which hinder the ability to conduct exploration.

18.

NOTICES

18.1

Any notice, notification or communication may be served or given under this Agreement in the following manner:

(a)

delivered by courier to the parties at their addresses set out in clause 18.1(d) of this Agreement; or

(b)

sent by facsimile to the facsimile number of the parties; or

(c)

posted in a prepaid envelope by registered mail with advice of receipt card to the parties at their addresses set out in sub-clause 18.1(d).

(d)

Address for

in the case of Exeter to

Suite 2103, 808 Nelson St.,

Vancouver,

British Columbia V6Z 2HH2 ,

Fax: +604 684 7346

for the attention of  Douglas Scheving

 in the case of Rowen to

Rowen Limited,

1712 Natwest Tower,

Times Square,

1 Matheson St.,

Hong Kong

Fax: +852 2537 8825

For the attention of Bryce Roxburgh and John Haggman

in the case of Cognito to

Cognito Ltd.,

Alliance Investments SAM

Le Panorama AB

57 Rue Grimaldi

Monaco MC98000

18.2

Notices delivered by courier are effective upon delivery.  Notices sent by facsimile are deemed to be delivered on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient notified for the purpose of this clause if produced before 5pm on a Business Day, otherwise on the next Business Day following transmission.  Notices sent by mail shall be deemed to be delivered on the fifth Business Day following the date of mailing.

19.

RELATIONSHIP OF PARTIES

19.1

Nothing in this Agreement makes any party the partner of the other nor except as expressly provided in this Agreement makes any party the agent or legal representative of the other.

19.2

No party has any authority to act on behalf of the other except as expressly provided in this Agreement.  Where one party acts on behalf of the other without authority that party must indemnify the other for any losses, claims, damages and liabilities arising out of any such act.

20.

NEWS RELEASES/REPORTS

20.1

No public announcement in respect of exploration or development of the whole or part of the Joint Venture Area may be made unless the releasing party first attempts in good faith to secure the approval to such release from the other and gives the other adequate opportunity for prior review and comment. A party will not withhold approval to release information required by law or to satisfy the releasing party’s obligations to any recognised Stock Exchange.

20.2

The parties agree to give the other party, whichever is non-manager, technical and expenditure reports on a quarterly basis which reports show exploration results, and expenditure within a 15 Business Day period following the end of each calendar quarter for the purposes of allowing the other party to fulfil any stock exchange reporting requirements.

21.

FURTHER ASSURANCES

21.1

Each party will perform all such further acts and execute and deliver all such further deeds, documents and instruments as shall be necessary to give effect to the terms of this Agreement.  Each party shall bear their own legal and other costs associated with the performance of such further acts and execution and delivery of such further deeds, documents and instruments.

22.

GOVERNING LAW AND JURISDICTION

22.1

This Agreement and the transactions contemplated within it are governed by the law in force in British Columbia, Canada and the parties submit to the jurisdiction of the courts of that British Columbia for determining any dispute arising in connection with this Agreement.

23.

ENTIRE AGREEMENT

23.1

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and contains all of the representations, undertakings, warranties, covenants and agreements of the parties.

23.2

There are no representations, undertakings, warranties, covenants or agreements between the parties expressed or implied except as contained in this Agreement and such other documents executed contemporaneously herewith.

24.

NON MERGER

24.1

The acknowledgments, covenants, agreements, restrictions on Confidential Information and indemnities herein contained for the benefit of the parties shall survive any termination, withdrawal or transfer of the Joint Venture Area on declaration of a joint venture.

25.

VARIATION

25.1

This Agreement may only be amended by agreement in writing signed by the parties.

26.

AUTHORITY

26.1

The parties warrant that each has the power and authority to enter into this Agreement and this Agreement constitutes binding obligations on them and that any person executing this Agreement has the authority to enter into this Agreement on behalf of the parties.

27.

SEVERABILITY

27.1

Exeter and Rowen consider the obligations and restrictions herein contained to be reasonable in all the circumstances and each and every one of the obligations and restrictions and each and every part thereof shall be deemed to be a severable and independent obligation or restriction to the intent that, if taken together, they are judged by a court of competent jurisdiction to be illegal or unenforceable in all the circumstances, but would be judged legal and enforceable with any one or more obligations or restrictions or any one or more parts thereof deleted, the obligations and restrictions herein contained shall be deemed to apply as if such obligations or restrictions or parts thereof as are so judged illegal or unenforceable were deleted provided that the substance of this Agreement survives.  Where possible the parties shall negotiate in good faith to ensure that any severance of any obligation or restriction is mutually agreed, by and between the parties.

28.

DISPUTE RESOLUTION

28.1

In the event of a dispute arising between the parties and the parties are unable to agree for a period greater than sixty (60) days from the date upon which such dispute or disagreement was first Notified to the other then such dispute shall thereupon become a matter proper for determination by the Expert in accordance with the provisions of Clause 28.2.

28.2

Whenever an Expert is empowered to make a determination under this Agreement, the parties shall appoint such Expert jointly upon the request of either party within fourteen (14) days of such request, provided that if the parties do not appoint an Expert within such time, the Expert shall be appointed by the President for the time being of the Australasian Institute of Mining and Metallurgy, or in the absence of such Institute, the President or other Chief Officer for the time being of another entity serving substantially the same function as that Institute who shall consult the President of the Australian Mining and Petroleum Law Association prior to any such appointment.  Whenever the Expert so determines, it may appoint, engage or co-opt another person having requisite expertise to advise upon and/or make a determination with respect to any particular matter or any aspect of any such matter so referred to it by the parties for a decision.  In making any determination the Expert shall act as an expert and not as an arbitrator.  The Expert shall determine which party or parties shall bear the costs of such determination, and where appropriate, in what proportion, having regard to the degree to which he considers such party or parties have been unreasonable in failing to agree to the matter under reference to him.

29.

ACKNOWLEDGMENT

29.1

Subject to the express provisions of this Agreement, each party acknowledges to the other that each party is at liberty to engage in its business, normal activities, ventures and enterprises in the Republic of Argentina and nothing in this Agreement prevents any party from engaging in other activities and ventures outside the Joint Venture Area or engaging in any activities.

This Agreement may be signed in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the effective date set forth at the beginning of this Agreement.

EXECUTED by the Parties

Signed, Sealed and Delivered by

EXETER RESOURCE CORPORATION

by its duly appointed attorney/representative

By:
Signature

Print Name

Title

Signed, Sealed and Delivered by

ROWEN LIMITED

by its duly appointed attorney/representative

By:
Signature

Print Name

Title

Executed by COGNITO LIMITED:

By:
Signature

Print Name

Director

Exeter-Cognito-Rowen Agreement

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